Exhibit 99.1

Parkway Acquisition Corp. Announces Fourth Quarter 2019 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 19, 2020 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced fourth quarter 2019 earnings.

Results of Operations for the Three Months ended December 31, 2019 and 2018

Parkway recorded net income of $1.7 million, or $0.28 per share for the quarter ended December 31, 2019 compared to net income of $798 thousand, or $0.13 per share for the same period in 2018. Income tax expense totaled $441 thousand for the fourth quarter of 2019 compared to $269 thousand for the fourth quarter of 2018. Net income before income taxes totaled $2.2 million or $0.35 per share for the quarter ended December 31, 2019 compared to $1.1 million or $0.17 per share for the same period in 2018. Fourth quarter earnings represented an annualized return on average assets (“ROAA”) of 0.98% and an annualized return on average equity (“ROAE”) of 8.47% for the quarter ended December 31, 2019, compared to 0.46% and 4.22%, respectively, for the quarter ended December 31, 2018.

Total interest income increased by $236 thousand for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018, while interest expense on deposits increased by $241 thousand over the same period. The increase in interest income was attributable to the $311 thousand increase in interest income on loans, primarily as a result of the $33.9 million increase in loans from December 31, 2018 to December 31, 2019. Accretion of purchased loan discounts resulting from the Company’s mergers with Great State Bank (“Great State”) and Cardinal Bankshares Corporation (“Cardinal”) increased interest income by $440 thousand in the fourth quarter of 2019 compared to $482 thousand in the fourth quarter of 2018, representing a decrease of $42 thousand.

Interest expense on deposits increased by $241 thousand for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $74 thousand in the fourth quarter of 2019, compared to $130 thousand in the fourth quarter of 2018, representing a decrease of $56 thousand. Our net interest margin remained strong, at a rate of 4.40% for the quarter ended December 31, 2019, but was down slightly from recent quarters due to increasing competition in our markets for both loans and deposits, as well as a reduction in the overall impact of the aforementioned purchase accounting adjustments. We expect these trends to continue to place downward pressure on our net interest margin in 2020.

There was a recovery of loan losses of $10 thousand for the quarter ended December 31, 2019, compared to a provision for loan losses of $67 thousand for the quarter ended December 31, 2018. The decrease in the provision was due mainly to improvements in the Bank’s loan portfolio during 2019. The reserve for loan losses at December 31, 2019 was approximately 0.68% of total loans, compared to 0.65% at December 31, 2018. Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal. As of December 31, 2019, the remaining unaccreted discount on the acquired loan portfolios totaled $3.2 million. This remaining discount can be used for credit losses if a loss occurs on individual loans in the purchased portfolios. When combined with the allowance for loan losses of $3.9 million at December 31, 2019, we have a reserve of approximately 1.24% of total loans, a non-GAAP measure.

Total noninterest income was $1.3 million in the fourth quarter of 2019 compared to $1.2 million in the fourth quarter of 2018. Deposit account-based service charges and fees increased by $25 thousand due to a change in overdraft fees and increased usage during the quarter. Mortgage origination fees increased by $45 thousand in the quarter to quarter comparison.

Total noninterest expenses decreased by $913 thousand for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018. Salary and benefit costs increased by $177 thousand due to the increase in full time equivalent employees in the quarter to quarter comparison. Occupancy and equipment expenses increased by $50 thousand, data processing expenses increased by $14 thousand and professional fees increased by $75 thousand from the fourth quarter of 2018 to 2019. These increases were offset by a decrease of $1.1 million in merger related expenses as no merger related expenses occurred during the fourth quarter of 2019. Amortization of core deposit intangibles decreased by $27 thousand in the quarter to quarter comparison. The Bank received $46 thousand of its Small Bank Assessment Credits from the Federal Deposit Insurance Corporation (“FDIC”) during the quarter to offset its third quarter FDIC assessment payable during the fourth quarter. There remains $77 thousand in credits to reduce future FDIC assessments and therefore no additional expense was expected for the remainder of 2019. As a result, FDIC assessments decreased by $51 thousand in the quarter to quarter comparison due to a reversal of previously accrued assessments of $5 thousand.

Income tax expense increased by $172 thousand for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018, due mainly to the $1.1 million increase in net income before income taxes.

Results of Operations for the Years ended December 31, 2019 and 2018

For the year ended December 31, 2019, total interest income increased by $4.6 million compared to the year ended December 31, 2018. This increase was primarily the result of an increase of $4.6 million in interest income on loans due to the loan growth experienced in 2019 as previously discussed. Accretion of purchased loan discounts increased interest income by $1.8 million in 2019 compared to just $1.2 million in 2018, representing an increase of $579 thousand. Earnings for the year ended December 31, 2019 represented a ROAA of 1.05% and a ROAE of 9.10%, compared to 0.75% and 7.02%, respectively, for the year ended December 31, 2018.

Interest expense on deposits increased by $985 thousand for the year ended December 31, 2019 compared to the same period last year due to the addition of $3.6 million in interest-bearing deposits from 2018 to 2019, and also to increased competition for deposits throughout our market areas in 2019. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $384 thousand in 2019, compared to $327 thousand in 2018, representing an increase of $57 thousand. The increase was due to the Great State merger.

The provision for loan losses for the year ended December 31, 2019 was $655 thousand, compared to $325 thousand for the year ended December 31, 2018. The increase in 2019 was due primarily to overall growth of $33.9 million in the loan portfolio.

Noninterest income increased by $278 thousand for the year ended December 31, 2019, compared to the same period in 2018. Deposit account-based service charges and fees increased by $278 thousand due to growth and expansion of fee-based products and a change in overdraft fees. Nonrecurring gains from sale of bank premises and equipment totaled $122 thousand in 2019, and nonrecurring proceeds from life insurance contracts totaled $303 thousand in 2018. Excluding these nonrecurring transactions, noninterest income increased by $459 thousand for the year ended December 31, 2019, compared to the previous year.

Total noninterest expenses increased by $401 thousand for the year ended December 31, 2019, compared to the same period in 2018. Salary and benefit cost increased by $1.4 million due to the increase in full time equivalent employees from December 31, 2018 to December 31, 2019. Occupancy and equipment expenses increased by $282 thousand and data processing expenses increased by $193 thousand from 2018 to 2019, due to the addition of three branch facilities and two loan production offices from the Great State merger, along with the opening of a loan production office in Hickory, NC and a full service branch in Mocksville, NC. Amortization of core deposit intangibles increased by $244 thousand for the year ended December 31, 2019, compared to same period in 2018. These increases were offset by a decrease in merger related expenses of $2.0 million as no merger related expenses occurred during 2019. FDIC assessments decreased by $181 thousand due to the Small Bank Assessment Credits received from the FDIC discussed above.

In total, income before taxes increased by $3.2 million in 2019 compared to 2018. Income tax expense increased by $566 thousand over the prior year, resulting in an increase in net income of $2.6 million for the year ended December 31, 2019, compared to the same period in 2018. Net income for 2019 totaled $7.2 million or $1.16 per share, compared to $4.5 million, or $0.81 per share for 2018.

Balance Sheet

Total assets were $706.3 million at December 31, 2019, up $11.1 million from $695.2 million at September 30, 2019 and up $26.0 million from $680.3 million at December 31, 2018. Total loans were $570.4 million at December 31, 2019, up $8.2 million from $562.2 million at September 30, 2019, and up $33.9 million from $536.5 million at December 31, 2018. Cash and cash equivalent balances increased by $4.4 million and investment securities decreased by $12.5 million during 2019. Total deposits increased by $9.2 million during the quarter ended December 31, 2019 and $9.3 million during 2019. Federal Home Loan Bank (“FHLB”) advances increased by $10.0 million during 2019. The reduction in investments, the increase in deposits and the increase in FHLB advances were used to fund loan growth of $33.9 million during 2019.

Total deposits were $611.2 million at December 31, 2019, up from $602.0 million at September 30, 2019, and up from $601.9 million at December 31, 2018. Noninterest bearing deposits of $165.9 million at December 31, 2019 were up $1.2 million from $164.7 million at September 30, 2019, and up $5.7 million from $160.2 million at December 31, 2018. Interest bearing deposits were $445.3 million at December 31, 2019, up $8.0 million from $437.3 million at September 30, 2019, and up $3.6 million from $441.7 million at December 31, 2018.

Stockholders’ equity increased to $81.4 million at December 31, 2019 compared with $79.9 million at September 30, 2019 and $75.6 million at December 31, 2018. The increase of $1.5 million during the quarter was due to earnings of $1.7 million, other comprehensive losses of $15 thousand and common stock repurchases of $137 thousand. The year over year increase of $5.8 million was due to earnings of $7.2 million, plus other comprehensive income of $1.0 million, less common stock repurchases of $908 thousand, and the payment of dividends of $1.5 million. Book value increased from $12.17 per share at December 31, 2018, and $12.99 per share at September 30, 2019, to $13.27 per share at December 31, 2019.

President and CEO, Blake Edwards stated, “We are pleased with our financial performance in 2019 and believe we remain well positioned for continued success in 2020 and beyond. In December 2019 we opened our newest branch in Mocksville, NC. I greatly appreciate the wonderful turnout we had for the grand opening ceremony as well as the tremendous community support we have received since our opening in Mocksville. We have recently received regulatory approval for future branch locations in Lenoir, Hudson and Hickory, NC, which we expect to be opened in the first and second quarters of 2020. A large part of our strategy in partnering with Great State Bank in July 2018 was to position ourselves for further expansion in adjacent markets which, due to industry consolidation, are now underserved by traditional community banks. We are excited to have the opportunity to invest in the future growth of our bank and to bring our Skyline brand of true community banking to these new markets.”

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2019)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

December 31, 2019; September 30, 2019; December 31, 2018

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2019	2019	2018
	(Audited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$8,388	$7,913	$8,858
Interest-bearing deposits with banks	34,861	30,314	12,159
Federal funds sold	1,138	2,965	18,990
Investment securities available for sale	32,881	34,702	45,428
Restricted equity securities	2,394	2,394	2,053
Loans	570,353	562,210	536,465
Allowance for loan losses	(3,893)	(3,972)	(3,495)
Net loans	566,460	558,238	532,970
Cash value of life insurance	17,855	17,737	17,413
Foreclosed Assets	-	-	753
Properties and equipment, net	23,437	21,387	20,685
Accrued interest receivable	2,072	2,066	2,084
Core deposit intangible	3,070	3,262	3,892
Goodwill	3,257	3,257	3,198
Deferred tax assets, net	985	1,022	1,853
Other assets	9,492	9,923	9,948
Total assets	$706,290	$695,180	$680,284

Liabilities
Deposits
Noninterest-bearing	$165,900	$164,673	$160,166
Interest-bearing	445,311	437,287	441,702
Total deposits	611,211	601,960	601,868

FHLB Advances	10,000	10,000	-
Accrued interest payable	132	204	89
Other liabilities	3,519	3,157	2,705
Total liabilities	624,862	615,321	604,662

Stockholders’ Equity
Common stock and surplus	40,752	40,889	41,660
Retained earnings	41,600	39,879	35,929
Accumulated other comprehensive loss	(924)	(909)	(1,967)
Total stockholders’ equity	81,428	79,859	75,622
Total liabilities and stockholders’ equity	$706,290	$695,180	$680,284
Book value per share	$13.27	$12.99	$12.17
Tangible book value per share	$12.24	$11.93	$11.03

Asset Quality Indicators
Nonperforming assets to total assets	0.70%	0.69%	0.93%
Nonperforming loans to total loans	0.87%	0.86%	1.04%
Allowance for loan losses to total loans	0.68%	0.71%	0.65%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2019	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Interest income
Loans and fees on loans	$7,465	$7,451	$7,154	$29,177	$24,574
Interest-bearing deposits in banks	143	47	44	288	106
Federal funds sold	8	62	101	249	228
Interest on taxable securities	198	229	283	967	1,181
Dividends	49	11	45	121	97
	7,863	7,800	7,627	30,802	26,186
Interest expense
Deposits	812	770	571	2,852	1,867
Interest on borrowings	14	3	1	17	34
	826	773	572	2,869	1,901
Net interest income	7,037	7,027	7,055	27,933	24,285

Provision for loan losses	(10)	151	67	655	325
Net interest income after provision for loan losses	7,047	6,876	6,988	27,278	23,960

Noninterest income
Service charges on deposit accounts	468	448	406	1,652	1,538
Other service charges and fees	480	512	517	2,004	1,840
Net realized gains on securities	4	49	-	49	5
Mortgage origination fees	160	89	115	459	396
Increase in cash value of life insurance	118	108	114	442	433
Life insurance income	-	-	-	-	303
Other income	80	67	35	309	122
	1,310	1,273	1,187	4,915	4,637
Noninterest expenses
Salaries and employee benefits	3,520	3,306	3,343	13,245	11,802
Occupancy and equipment	756	758	706	2,953	2,671
Foreclosed asset expense, net	1	-	16	3	32
Data processing expense	414	401	400	1,546	1,353
FDIC Assessments	(5)	(89)	46	50	231
Advertising	162	148	145	603	569
Bank franchise tax	105	111	119	438	438
Director fees	151	57	171	356	370
Professional fees	187	118	112	667	452
Telephone expense	89	102	113	371	415
Core deposit intangible amortization	192	193	219	822	578
Merger related expenses	-	-	1,122	-	1,978
Other expense	623	499	596	2,204	1,968
	6,195	5,604	7,108	23,258	22,857
Net income before income taxes	2,162	2,545	1,067	8,935	5,740

Income tax expense	441	511	269	1,780	1,214
Net income	$1,721	$2,034	$798	$7,155	$4,526

Net income per share	$0.28	$0.33	$0.13	$1.16	$0.81
Weighted average shares outstanding	6,143,253	6,174,851	6,213,275	6,184,133	5,622,224
Dividends declared per share	$0.00	$0.12	$0.00	$0.24	$0.20